                            STOCK PURCHASE AGREEMENT


                                     among

                         LANDMARK GRAPHICS CORPORATION,

                                GEOGRAPHIX, INC.

                                    and the

                              SELLING SHAREHOLDERS
                                  named herein
                                  May 24, 1995





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                               TABLE OF CONTENTS

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ARTICLE 1 - Purchase and Sale of GeoGraphix Capital Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
    1.1           Purchase and Sale   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
    1.2           Purchase Price  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
    1.3           Closing   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
    1.4           Closing Deliveries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
    1.5           Further Action  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3

ARTICLE 2 - Representations and Warranties of Landmark  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
    2.1           Organization and Qualification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
    2.2           Authority Relative to this Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
    2.3           Landmark Stock and Landmark SEC Documents   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
    2.4           Certain Corporate Matters   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5

ARTICLE 3 - Representations and Warranties of GeoGraphix and the Selling Shareholders . . . . . . . . . . . . . . . . .   5
    3.1           Organization, Qualification and Corporate Power   . . . . . . . . . . . . . . . . . . . . . . . . . .   5
    3.2           Capitalization and Ownership of GeoGraphix Stock  . . . . . . . . . . . . . . . . . . . . . . . . . .   6
    3.3           Authorization of Transaction  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
    3.4           Subsidiaries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
    3.5           Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
    3.6           Events Subsequent to Financial Statements   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
    3.7           Undisclosed Liabilities   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
    3.8           Tax Returns and Audits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
    3.9           Real Property   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
    3.10          Tangible Property   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
    3.11          Intellectual Property   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
    3.12          Contracts   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
    3.13          Suppliers and Customers   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
    3.14          Notes; Accounts Receivable  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
    3.15          Powers of Attorney  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
    3.16          Condition of Property   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
    3.17          Insurance   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
    3.18          Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
    3.19          Employees   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
    3.20          Employee Benefit Plans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
    3.21          Guarantees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
    3.22          Legal Compliance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
    3.23          Certain Business Relationships  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
    3.24          Broker's Fees   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
    3.25          Disclosure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
    3.26          SIC Code.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
    3.27          Scheduled Disclosures   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18




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                               TABLE OF CONTENTS
                                  (Continued)

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ARTICLE 4 - Conduct of Business Pending The Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
    4.1           Conduct of Business by GeoGraphix Pending the Closing   . . . . . . . . . . . . . . . . . . . . . . .  18
    4.2           No Other Bids for GeoGraphix  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
    4.3           Lines of Business and Capital Expenditures  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
    4.4           Accounting Methods  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
    4.5           Other Actions   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22

ARTICLE 5 - Additional Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
    5.1           Adjustments for Excess Closing Costs  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
    5.2           Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
    5.3           Termination Fee   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
    5.4           Notification of Certain Matters   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
    5.5           Access to Information   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
    5.6           Taking of Necessary Action  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
    5.7           Notice of Changes   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
    5.8           Press Releases  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
    5.9           Solicitation of Other GeoGraphix Shareholders   . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
    5.10          Certain Transition Arrangements   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
    5.11          Release Relating to Corporate Indebtedness and Obligations  . . . . . . . . . . . . . . . . . . . . .  25
    5.12          Termination of Voting Agreement   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
    5.13          Denver Lease  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
    5.14          Tax Opinion   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25

ARTICLE 6 - Conditions to Closing
    6.1           Conditions to Obligations of Each Party to Effect the Closing   . . . . . . . . . . . . . . . . . . .  25
    6.2           Additional Conditions to Landmark's Obligations   . . . . . . . . . . . . . . . . . . . . . . . . . .  26
    6.3           Additional Conditions to GeoGraphix's and the Selling Shareholders' Obligations   . . . . . . . . . .  28

ARTICLE 7 - Termination, Amendment and Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
    7.1           Termination   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
    7.2           Amendment   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
    7.3           Waiver  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
    7.4           Effect of Termination   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31

ARTICLE 8 - Indemnification; Remedies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
    8.1           Survival of Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
    8.2           Effect of Due Diligence   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
    8.3           Specific Performance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
    8.4           INDEMNIFICATION BY SELLING SHAREHOLDERS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32




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                               TABLE OF CONTENTS
                                  (Continued)

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    8.5           INDEMNIFICATION BY LANDMARK   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
    8.6           Limitations as to Amount  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
    8.7           Procedure for Indemnification   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34

ARTICLE 9 - General Provisions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
    9.1           Notices   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
    9.2           Interpretation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
    9.3           Severability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
    9.4           Miscellaneous   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
    9.5           Material Adverse Breach   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
    9.6           GOVERNING LAW   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
    9.7           Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
    9.8           Certain Terms   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37

SCHEDULE 1  Disclosure Schedule

ANNEX I           List of Shareholders of GeoGraphix
ANNEX II          List of Landmark SEC Documents
ANNEX III         Employment Offerees

EXHIBIT A         Form of Registration Rights Agreement
EXHIBIT B         Form of Price Waterhouse LLP Pooling Opinion
EXHIBIT C         Form of Pooling Letter of Arthur Andersen, L.L.P.
EXHIBIT D         Form of Opinion of Counsel to GeoGraphix
EXHIBIT E         Form of Opinion of Counsel to Landmark





                                    --iii--

                            STOCK PURCHASE AGREEMENT

         This STOCK PURCHASE AGREEMENT, dated as of May 24, 1995 (this "Agreement"), is by and among Landmark Graphics Corporation, a Delaware corporation ("Landmark"), GeoGraphix, Inc., a Colorado corporation ("GeoGraphix"), David L. Armitage, Gina G. Armitage, Minnowburn Corporation, a British Virgin Islands corporation, Antrim Resources, Inc., a Nevada corporation, and each other holder of capital stock of GeoGraphix and who shall have executed this Agreement on or before the Closing Date (as hereinafter defined) (collectively, the "Selling Shareholders").

                                    RECITALS

         WHEREAS, Landmark desires to purchase, and each of the Selling Shareholders desires to sell, all the capital stock of GeoGraphix owned by such Selling Shareholder pursuant to the terms of this Agreement; and

         WHEREAS, the parties hereto intend for the purchase and sale of the outstanding capital stock of GeoGraphix pursuant to the terms of this Agreement (the "Acquisition") to be accounted for as a "pooling of interests."

         NOW, THEREFORE, in consideration of the foregoing premises, the representations, warranties and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the conditions set forth herein, the parties hereto agree as follows:


                                   ARTICLE 1

                 PURCHASE AND SALE OF GEOGRAPHIX CAPITAL STOCK

         1.1 Purchase and Sale. Subject to the terms and conditions of this Agreement, the Selling Shareholders agree to sell, assign, transfer and deliver to Landmark at the Closing (as hereinafter defined), and Landmark agrees to purchase from each Selling Shareholder at the Closing the number of shares of GeoGraphix Common Stock (as hereinafter defined) set forth opposite the name of each such Selling Shareholder on Annex I attached hereto (collectively, the "GeoGraphix Shares").

         1.2 Purchase Price. (a) In full consideration of the purchase by Landmark of the GeoGraphix Shares, Landmark shall deliver to the Selling Shareholders on the Closing Date that number of shares (the "Shares") of common stock, par value $0.05 per share of Landmark (the "Landmark Common Stock") equal to 675,000, less the result of dividing (i) $500,000 by (ii) the closing price of the Landmark Common Stock on the National Market System of the National Association of Securities Dealers, Inc. ("NASDAQ/NMS") on the trading day immediately preceding the Closing Date (as herein defined). At the time of the consummation of the Acquisition (the "Closing"), Landmark will issue to each Selling Shareholder the number of Shares equal to the product of (i) the total number of Shares issuable pursuant to this
Section 1.2 and (ii) the percentage ownership of the GeoGraphix Common Stock reflected for such Selling Shareholder on Annex I attached hereto. The Shares to be issued pursuant to this Section 1.2 shall be subject to adjustment as set forth in Section 5.1 of this Agreement.

         (b) No fraction of a share of Landmark Common Stock will be issued to any Selling Shareholder, but in lieu thereof, any holder of GeoGraphix Common Stock who would otherwise be entitled to receive fractional shares will be paid an amount in cash equal to the product of (A) the fractional share to which such holder is otherwise entitled and (B) the Average Closing Price. For purposes of this Agreement, the "Average Closing Price" of the Landmark Common Stock shall be equal to the weighted average closing price of the Landmark Common Stock on the NASDAQ/NMS during the thirty (30) business days immediately preceding the Closing. In computing the weighted average closing price of the Landmark Common Stock, all shares of Landmark Common Stock which trade on a particular day will be deemed to have traded at the closing price on such day.

         1.3 Closing. The Closing shall take place at 10:00 a.m. at the offices of Winstead Sechrest & Minick P.C., located at 910 Travis Street, Suite 1700, Houston, Texas 77002-5895 on June 2, 1995, or as soon as reasonably practicable thereafter as the conditions set forth in Article 6 have been satisfied or waived; provided that the Closing Date shall be no later than June 15, 1995, unless Landmark, GeoGraphix and Selling Shareholders holding no less than 80 percent of the GeoGraphix Common Stock shall mutually agree in writing. Such date and time are herein referred to as the "Closing Date."

         1.4     Closing Deliveries.  At the Closing:

                 (a)      The Selling Shareholders shall deliver to Landmark

                          (i) certificates representing the GeoGraphix Shares listed opposite such Selling Shareholder's name on Annex 1. The certificates representing the GeoGraphix Shares shall be duly endorsed in blank, or accompanied by stock powers duly executed in blank, by the Selling Shareholders transferring the same, with signatures guaranteed by a domestic commercial bank or trust company, with all necessary transfer tax and other revenue stamps, acquired at the Selling Shareholder's expense, affixed and cancelled. Each Selling Shareholder agrees to cure any deficiencies with respect to the endorsement of the certificates representing the GeoGraphix Shares owned by such Selling Shareholder; and

                          (ii) such other documents, including certificates and opinions of counsel, as may be required by this Agreement or reasonably requested by Landmark.

                 (b) GeoGraphix shall deliver to Landmark and Landmark shall deliver to GeoGraphix such documents, including officers' certificates and opinions of counsel, as may be required by this Agreement or reasonably requested by the other party.

                 (c)      Landmark shall deliver to the Selling Shareholders:

                          (i) certificates representing the Shares, determined in accordance with Section 1.2 hereof;

                          (ii) cash, in lieu of fractional Shares, in an amount determined in accordance with Section 1.2 hereof; and

                          (iii) such other documents, including certificates and opinions of counsel, as may be required by this Agreement or reasonably requested by the Selling Shareholders.

                 (d) Landmark and each Selling Shareholder shall execute a Registration Rights Agreement (herein so called) in the form attached hereto as EXHIBIT A and shall have the registration and other rights provided in such Registration Rights Agreement, which Registration Rights Agreement is hereby incorporated herein by this reference as if set forth in full in this Agreement. The parties hereto stipulate and agree that the execution and delivery of the Registration Rights Agreement is intended to provide the Selling Shareholders with flexibility in liquidating their investment in the Shares and does not evidence any present intention to dispose of such investment.

         1.5 Further Action. If, at any time after the Closing Date, any further action is necessary or desirable to carry out the purposes of this Agreement or to vest Landmark with full right, title and possession and all rights, privileges, immunities with respect to the GeoGraphix Shares, the Selling Shareholders shall take all such action.


                                   ARTICLE 2

                   REPRESENTATIONS AND WARRANTIES OF LANDMARK

         Landmark hereby represents and warrants to the Selling Shareholders as follows:

         2.1 Organization and Qualification. Landmark has been duly incorporated and is validly existing as a corporation and in good standing under the laws of the State of Delaware and has the requisite corporate power to carry on its business as now conducted.

         2.2 Authority Relative to this Agreement. Landmark has the requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by Landmark and the consummation by Landmark of the transactions contemplated hereby have been duly authorized by the Board of Directors of Landmark, and no other corporate proceedings on the part of Landmark are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by Landmark and constitutes the valid and binding obligation of Landmark, enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally or by general principles of equity. None of the execution and delivery of this Agreement by Landmark, the performance by Landmark of its obligations hereunder or the consummation of the transactions contemplated hereby by Landmark will require any consent, approval or notice under, or violate, breach, be in conflict with or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, or permit the termination of, or result in the creation or imposition of any lien upon any properties, assets or business of Landmark under any note, bond, indenture, mortgage, deed of trust, lease, franchise, permit, authorization, license, contract, instrument or other agreement or commitment or any order, judgment or decree to which Landmark is a party or by which Landmark or any of its assets or properties is bound or encumbered, except those that have already been given, obtained or filed.
Other than filings under the Securities Act of 1933, as amended (the "Securities Act"), if any, necessary to perfect an exemption from registration under the Securities Act and to effect the registrations contemplated by the Registration Rights Agreement, filings made with the National Association of Securities Dealers, Inc. to list the Shares in the National Market System of the NASDAQ System and filings to be made with state securities regulatory agencies, no authorization, consent or approval of, or filing with, any public body, court or authority is necessary on the part of Landmark for the consummation by Landmark of the transactions contemplated by this Agreement.

         2.3 Landmark Stock and Landmark SEC Documents. The Landmark Common Stock is listed for trading on the National Market System of the NASDAQ System. Landmark has furnished the Selling Shareholders with a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by Landmark with the Securities and Exchange Commission ("SEC") since June 30, 1994 (the "Landmark SEC Documents"), which are all the documents (other than preliminary materials) that Landmark was required to file with the SEC since such date. All of such documents are listed on Annex II attached hereto. As of its date, each Landmark SEC Document was in compliance, in all material respects, with the requirements of its form and contained no untrue statement of a material fact and did not omit any statement of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Landmark included in the Landmark SEC Documents complied, at the time of filing with the SEC, as to form, in all material respects, with applicable accounting requirements and published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles, applied on a consistent basis during the periods involved, and fairly presented, in all material respects (subject, in the case of unaudited statements, to normal, recurring year-end audit adjustments) the financial position of Landmark as at the dates thereof and the results of its operations and changes in cash flows for the periods then ended. Since March 31, 1995, there have been no changes in Landmark's method of accounting for tax or financial statement purposes. Since March 31, 1995, there has not been any adverse change in the financial condition, results of operations or business of Landmark and no event or condition has occurred or exists that will result in such a material adverse change other than changes directly resulting from general economic conditions.

         2.4 Certain Corporate Matters. Landmark is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the ownership of its properties, the employment of its personnel or the conduct of its business requires it to be so qualified, except where such failure would not have a material adverse effect on Landmark's financial condition, results of operations or business. Landmark has full corporate power and authority and all authorizations, licenses and permits necessary to carry on the business in which it engages or in which it proposes presently to engage and to own and use the properties owned and used by it. Landmark has made available to GeoGraphix and the Selling Shareholders true, accurate and complete copies of its charter documents and bylaws which reflect all amendments made thereto at any time prior to the date of this Agreement. The minute book containing the records of meetings of the stockholders and board of directors of Landmark is accurate and complete in all material respects. All material corporate actions taken by Landmark since its incorporation have been duly authorized and/or subsequently ratified, as necessary. Landmark is not in default under or in violation of any provision of its certificate of incorporation or bylaws.


                                   ARTICLE 3

   REPRESENTATIONS AND WARRANTIES OF GEOGRAPHIX AND THE SELLING SHAREHOLDERS

         Except as set forth in the disclosure schedule attached hereto asSchedule 1 and incorporated herein by this reference (the "Disclosure Schedule") and subject to the limitations set forth in Section 8.4 relating to representations made in Section 3.2(b) and Section 3.3 hereof, each of the Selling Shareholders and GeoGraphix hereby represents and warrants to Landmark as follows as of the date hereof and as of the Closing Date:

         3.1 Organization, Qualification and Corporate Power. GeoGraphix is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado. GeoGraphix is duly qualified to do business as a foreign corporation and is in good standing in the jurisdictions specified in Section 3.1 of the Disclosure Schedule, which are all the jurisdictions in which the ownership of its properties, the employment of its personnel or the conduct of its business requires that it be so qualified and where a failure to be so qualified or licensed would have a material adverse effect on its financial condition, results of operations or business. GeoGraphix has full corporate power and authority and all authorizations, licenses and permits necessary to carry on the business in which it is engaged or in which it proposes presently to engage and to own and use the properties owned and used by it. GeoGraphix has delivered to Landmark true, accurate and complete copies of its articles of incorporation and bylaws which reflect all amendments made thereto at any time prior to the date of this Agreement. The minute book containing the records of meetings of the shareholders and Board of Directors of GeoGraphix are complete and correct in all material respects. The stock record books of GeoGraphix and the shareholder lists of GeoGraphix which GeoGraphix has previously furnished to Landmark are complete and correct in all respects and accurately reflect the record ownership and, to the knowledge of GeoGraphix and the Selling Shareholders, the beneficial ownership of all the outstanding shares of GeoGraphix's capital stock and all other outstanding securities issued by GeoGraphix. All material corporate actions taken by GeoGraphix since its incorporation have been duly authorized and/or subsequently ratified as necessary. GeoGraphix is not in default under or in violation of any provision of its articles of incorporation or bylaws. GeoGraphix is not in default or in violation of any restriction, lien, encumbrance, indenture, contract, lease, sublease, loan agreement, note or other obligation or liability by which it is bound or to which any of its assets is subject.

         3.2     Capitalization and Ownership of GeoGraphix Stock.

                 (a) GeoGraphix's entire authorized capital stock consists of 100,000 shares of common stock, no par value per share (the "Geographix Common Stock"), of which 8,503 shares are issued and outstanding and 25 are issued but not outstanding and have been held in Treasury since 1994. All of the issued and outstanding shares of GeoGraphix Common Stock have been and, as of the Closing Date, will be duly authorized and are and, as of the Closing Date, will be validly issued, fully paid and nonassessable and have not been and, as of the Closing Date, will not have been issued in violation of any pre-emptive rights. There are no outstanding or authorized options, rights, warrants, calls, convertible securities, rights to subscribe, conversion rights or other agreements or commitments to which GeoGraphix is a party or which are binding upon GeoGraphix providing for the issuance or transfer by GeoGraphix of additional shares of its capital stock and GeoGraphix has not reserved any shares of its capital stock for issuance, nor are there any outstanding stock option rights, phantom equity or similar rights, contracts, arrangements or commitments based upon the book value, income or other attribute of GeoGraphix. There are no voting trusts or any other agreements or understandings with respect to the voting of GeoGraphix's capital stock. Upon consummation of the Acquisition, Landmark will own the entire equity interest in GeoGraphix owned by the Selling Shareholders. GeoGraphix does not have and at the time of the Closing will not have outstanding any stock or securities convertible or exchangeable for any shares of its capital stock. GeoGraphix does not have and at the time of the Closing will not have outstanding any rights, options, agreements or arrangements to subscribe for or to purchase its capital stock or any stock or securities convertible into or exchangeable for its capital stock.

                 (b) Annex I attached hereto sets forth a true accurate and complete list of all holders of capital stock of GeoGraphix and the number of shares of capital stock held by each such person. All securities issued by GeoGraphix were issued in compliance, in all respects, with all applicable federal and state securities laws. Each of the Selling Shareholders owns beneficially and of record, the GeoGraphix Shares reflected opposite each such Selling Shareholder's name on Annex I hereto, free and clear of any liens, claims, security interests, pledges or encumbrances of any nature. Upon consummation of the Acquisition in accordance with the terms of this Agreement, Landmark will acquire such GeoGraphix Shares free and clear of any liens, claims, security interests, pledges or encumbrances of any nature. No Selling Shareholder owns, beneficially or of record, any capital stock of GeoGraphix other than the GeoGraphix Shares reflected on Annex 1.

         3.3 Authorization of Transaction. GeoGraphix and each of the Selling Shareholders has the requisite power and authority to enter into this Agreement and perform its obligations hereunder. The execution, delivery and performance of this Agreement have been duly authorized by all requisite action of the Board of Directors and shareholders of GeoGraphix. This Agreement has been duly executed and delivered by GeoGraphix and each of the Selling Shareholders and constitutes the valid and binding obligation of GeoGraphix and each of the Selling Shareholders, enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally or by general principles of equity. None of the execution and delivery of this Agreement by GeoGraphix and the Selling Shareholders, the performance by GeoGraphix and the Selling Shareholders of their obligations hereunder or the consummation of the transactions contemplated hereby by GeoGraphix and the Selling Shareholders will require any consent, approval or notice under, or violate, breach, be in conflict with or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, or permit the termination of, or result in the creation or imposition of any lien upon any properties, assets or business of any of the Selling Shareholders or GeoGraphix under any note, bond, indenture, mortgage, deed of trust, lease, franchise, permit, authorization, license, contract, instrument or other agreement or commitment or any order, judgment or decree to which any of the Selling Shareholders or GeoGraphix is a party or by which GeoGraphix or any of its assets or properties is bound or encumbered, except those that have already been given, obtained or filed, all as set forth in Section 3.3 of the Disclosure Schedule. No notice to, filing with or authorization, consent or approval of any public body or authority is necessary for the consummation by GeoGraphix and the Selling Shareholders of the transactions contemplated by this Agreement.

         3.4 Subsidiaries. GeoGraphix does not own and is not obligated to purchase any equity interest in or any other interest convertible into or exchangeable for an equity interest in any entity.

         3.5     Financial Statements.  GeoGraphix has delivered to Landmark
(a) its audited consolidated balance sheets as of December 31, 1994, 1993, and 1992, (b) its audited consolidated statements of operations and cash flows as of the end of and for each of the years in the three-year period ended December 31, 1994, (c) its unaudited balance sheet as of March 31, 1995, and (d) its unaudited statements of operations for the three-month period ended March 31, 1995 (collectively, the "Financial Statements"). The Financial Statements have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods covered thereby and present fairly the financial condition of GeoGraphix as of such dates and the results of its operations and changes in cash flows for such periods (subject, in the case of the unaudited Financial Statements, to normal, recurring year- end audit adjustments). Since December 31, 1994, there have been no changes in GeoGraphix's methods of accounting for tax or financial statement purposes.

         3.6 Events Subsequent to Financial Statements. Except as disclosed in the Financial Statements, since March 31, 1995, there has not been:

                 (a) any adverse change in the financial condition, results of operations or business of GeoGraphix;

                 (b) any sale, lease, transfer, license or assignment of any assets, tangible or intangible, of GeoGraphix, other than in the ordinary course of business;

                 (c) any damage, destruction or property loss, whether or not covered by insurance, affecting adversely the properties or business of GeoGraphix;

                 (d) any declaration or setting aside or payment of any dividend or distribution with respect to the shares of capital stock of GeoGraphix or any redemption, purchase or other acquisition of any such shares;

                 (e) any mortgage or pledge of, or subjection to any lien, charge, security interest or encumbrance of any kind on, any of the assets, tangible or intangible, of GeoGraphix (other than liens arising by operation of law which secure obligations which are not yet due and payable);

                 (f) any incurrence of indebtedness or liability or assumption of obligations by GeoGraphix other than (i) those incurred in the ordinary course of business, (ii) those incurred in the course of negotiating, documenting and consummating the transactions contemplated by this Agreement, and (iii) those which are not included under either (i) or (ii) above and which do not exceed $100,000 in the aggregate;

                 (g) any cancellation or compromise by GeoGraphix of any debt or claim, except for adjustments made in the ordinary course of business which, in the aggregate, are not material;

                 (h) any waiver or release by GeoGraphix of any right of any material value;

                 (i) except licenses of software made in the ordinary course of business, consistently with past practice, any sale, assignment, transfer or grant by GeoGraphix of any rights under any concessions, leases, licenses, agreements, patents, inventions, trademarks, trade names or copyrights;

                 (j) any arrangement, agreement or undertaking entered into by GeoGraphix not terminable on 30 days or less notice without cost or liability (including, without limitation, any payment of or promise to pay any bonus or special compensation) with employees or any increase in compensation or benefits to officers or directors of GeoGraphix, other than in the ordinary course of business;

                 (k) any change made or authorized in the articles of incorporation or bylaws of GeoGraphix;

                  (l) any issuance, transfer, sale or other disposition by GeoGraphix of any shares of its capital stock or other equity securities, or any grant of any options, warrants or other rights to purchase or obtain (including upon conversion or exercise) shares of its capital stock or other equity securities;

                 (m) any loan to or other transaction with any officer, director or shareholder of GeoGraphix giving rise to any claim or right of GeoGraphix against any such person or of such person against GeoGraphix;

                 (n) any acceleration, termination, modification or cancellation (or threat thereof) by any party of any contract, lease or other agreement or instrument to which GeoGraphix is a party or by which it is bound so as to affect, materially and adversely, the properties or business of GeoGraphix; or

                 (o) any other transaction or commitment entered into other than in the ordinary course of business by GeoGraphix.

         3.7 Undisclosed Liabilities. GeoGraphix has no material liability or obligation whatsoever, known or unknown, either accrued, absolute, contingent or otherwise, except to the extent shown on the Financial Statements, incurred in the normal and ordinary course of business of GeoGraphix since March 31, 1995, or incurred in the course of negotiating, documenting and consummating the transactions contemplated by this Agreement.

         3.8 Tax Returns and Audits. The taxable year of GeoGraphix ends December 31. GeoGraphix has duly and timely filed or caused to be filed all federal, foreign and state income, franchise, sales, value added and property tax returns (the "Tax Returns") required to be filed by it and has paid in full or fully reserved against in the Financial Statements all taxes, interest, penalties, assessments and deficiencies due or claimed to be due by it to foreign, federal, state or local taxing authorities (including taxes on properties, income, franchises, licenses, sales, use and payrolls). Such Tax Returns are correct, and GeoGraphix is not required to pay any taxes for such periods except as shown in such Tax Returns and accrued in the balance sheet as of December 31, 1994, or March 31, 1995, in each case as contained in the Financial Statements. The income tax returns filed by GeoGraphix have not been, and are not being, to the knowledge of GeoGraphix and the Selling Shareholders, examined by the Internal Revenue Service (the "IRS") or other applicable taxing authorities for any period. All taxes or estimates thereof that are due, or are claimed or asserted by any taxing authority to be due, have been timely and appropriately paid so as to avoid penalties for underpayment. Except for amounts not yet due and payable, all tax liabilities to which the properties of GeoGraphix may be subject have been paid and discharged. The provisions for income and other taxes payable reflected in the Financial Statements make adequate provision for all then accrued and unpaid taxes of GeoGraphix. There are no tax liens (other than liens for taxes which are not yet due and payable) on any of the property of GeoGraphix, nor are there any pending or threatened examinations or tax claims asserted.
GeoGraphix has not granted any extensions of limitation periods applicable to tax claims or filed a consent under Section 341(f) of the Internal Revenue Code of 1986, as amended (the "Code") (or any predecessor thereof) relating to collapsible corporations. Except jurisdictions in which GeoGraphix voluntarily files tax returns, no claim has ever been made by a taxing authority that GeoGraphix is or may be subject to taxation by that jurisdiction. True and correct copies of all federal, foreign, state and local income and other tax returns, notices from foreign, federal, state and local taxing authorities, tax examination reports and statements of deficiencies assessed against or agreed to by GeoGraphix since January 1, 1991, have been delivered to Landmark, and the same are listed in Section 3.8 of the Disclosure Schedule. GeoGraphix is not a party to, or bound by, any tax indemnity, tax sharing or tax allocation agreement. GeoGraphix is not a party to any agreement that has resulted or would result, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code. GeoGraphix has never been a member of an "affiliated group," as defined in Section 1504(a) of the Code (other than a group of which GeoGraphix is the common parent) and is not the owner of an interest in a partnership, joint venture, trust, limited liability company or other entity or organization. All positions taken on federal Tax Returns that could give rise to a penalty for substantial understatement pursuant to Section 6662(d) of the Code have been disclosed on such Tax Returns. GeoGraphix is not a United States real property holding corporation as defined in Section 897 of the Code. No shareholder of GeoGraphix is a foreign person within the meaning of Section 1445(b)(2) of the Code. GeoGraphix is not a partner of any partnership. Except as reflected on the Tax Returns, GeoGraphix has not made any material tax elections under any section of the Code, including, without limitation under any of Sections 108, 168, 338, 441, 463, 472, 1017, 1033 or
4977 of the Code (or any predecessor thereof). None of the assets and properties of GeoGraphix is an asset or property that Landmark or any of its affiliates is or will be required to treat as being (i) owned by any other person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954 as amended, and in effect immediately before the enactment of the Tax Reform Act of 1986, or (ii) tax-exempt use property within the meaning of
Section 168(h)(1) of the Code. No closing agreement pursuant to Section 7121 of the Code (or any predecessor provision) or any similar provision of any state, local, or foreign law has been entered into by or with respect to GeoGraphix or any assets thereof. GeoGraphix has not agreed to and is not required to make any adjustment pursuant to
Section 481(a) of the Code (or any predecessor provision) by reason of any change in any accounting method of GeoGraphix. GeoGraphix has no application pending with any taxing authority requesting permission for any changes in any accounting method of GeoGraphix, and the IRS has not proposed any such adjustment or change in accounting method. GeoGraphix has not been nor is it in violation (nor has any action been taken or omission occurred which, with notice or lapse of time or both, would be in violation) of any applicable law relating to the payment of withholding of Taxes. GeoGraphix has duly and timely withheld from salaries, wages and other compensation and paid over to the appropriate taxing authorities all amounts required to be so withheld and paid over for all periods under all applicable laws.

         3.9     Real Property.  Set forth in Section 3.9 of the Disclosure
Schedule is a complete and accurate list and a brief description of all real property owned or leased by GeoGraphix. With respect to each lease so set forth: (a) the lease has been validly executed and delivered by GeoGraphix and, to the knowledge of GeoGraphix and the Selling Shareholders, by the other party or parties thereto and is a binding agreement; (b) GeoGraphix is not, and to the knowledge of GeoGraphix and the Selling Shareholders, no other party to the lease is in material breach or default, and no event has occurred on the part of GeoGraphix or, to the knowledge of GeoGraphix and the Selling Shareholders, on the part of any other party which, with notice or lapse of time, would constitute such a breach or default or permit termination, modification or acceleration under the lease; (c) the lease will continue to be binding in accordance with its terms following the Closing; (d) GeoGraphix has not repudiated and, to the knowledge of GeoGraphix and the Selling Shareholders, no other party to the lease has repudiated any provision thereof; (e) there are no disputes, oral agreements or delayed payment programs in effect as to the lease; and (f) all facilities leased thereunder have been approved by all necessary governmental authorities, have been maintained in accordance with normal industry practice and are in good condition, working order and repair.

         3.10 Tangible Property. GeoGraphix has good and marketable title to, or a valid leasehold interest in, each item of tangible property, whether real, personal or mixed, reflected on its books and records as owned or used by it, subject to no mortgages, liens, claims, security interests, pledges or encumbrances of any nature.

         3.11    Intellectual Property.

                 (a) Owned. Section 3.11(a) of the Disclosure Schedule sets forth a list of intellectual property owned by GeoGraphix, including all patents, patent applications, trademarks, service marks, trade dress, trade names, corporate names, copyrights, mask works, technology or intellectual property owned by GeoGraphix that are material to the business of GeoGraphix and registrations or applications to register any of the foregoing and a list of all licenses or other contracts related thereto (collectively, the "Intellectual Property"). With respect to each such item of Intellectual Property:

                           (i)     GeoGraphix is the sole and exclusive owner;

                          (ii) no proceedings have been instituted, are pending or are threatened which challenge the validity, enforceability, use or ownership thereof;

                         (iii) the item (A) does not infringe upon or otherwise violate the rights of others, (B) to the knowledge of GeoGraphix and the Selling Shareholders, is not being infringed upon by others and (C) is not subject to any outstanding order, decree or judgment;

                          (iv)     no license, sublicense or agreement
                 pertaining to the item has been granted by GeoGraphix;

                           (v) GeoGraphix has not received any charge of interference or infringement with respect to the item;

                          (vi) except in the ordinary course of business or as expressly set forth in a contract disclosed on Schedule
                 3.12 hereto, GeoGraphix has not agreed to indemnify any person or entity for or against any infringement with respect to the item;

                         (vii) the transactions contemplated by this Agreement will have no material adverse effect on the right, title and interest of GeoGraphix in the item;

                        (viii) GeoGraphix has supplied Landmark with true and complete copies of all written documentation evidencing its ownership of the item and of all licenses and other contracts related thereto; and

                          (ix) GeoGraphix has granted approximately 82 marketing licenses covering its software products, of which 30 are written and 52 are oral. The oral agreements provide for substantially the same terms and provisions as the written agreements, including, without limitation, provisions relating to the right of GeoGraphix to terminate the license on 15 days notice and a prohibition on the copy or transfer of the software product.

                 (b) Used. Section 3.11(b) of the Disclosure Schedule sets forth a list describing all patents, trademarks, trade names, service marks, copyrights, trade secrets and mask works of others which GeoGraphix practices or uses that are material to GeoGraphix. With respect to each such item of intellectual property:

                           (i) any license agreement covering the item is a valid and binding agreement;

                          (ii) no event has occurred which constitutes a breach of such license agreement, GeoGraphix has not repudiated and, to the knowledge of GeoGraphix and the Selling Shareholders, no other party thereto has repudiated any provision thereof and there are no disputes or oral arrangements in effect as to any such license agreement;

                          (iii) GeoGraphix has supplied Landmark with a true and complete copy of the license agreement;

                          (iv) the transactions contemplated by this Agreement will have no material adverse effect on the ability of GeoGraphix to continue using or practicing each such item; and

                          (v) GeoGraphix is not aware of any claim that the exercise of the rights granted to GeoGraphix with respect to such item infringes upon the intellectual property rights of any third party.

                 (c) Business Activity. GeoGraphix has not infringed, misappropriated or otherwise violated any intellectual property rights of any party. Neither GeoGraphix nor the Selling Shareholders are aware of any infringement, misappropriation or violation with respect to intellectual property which will occur as a result of the continued operation of the business of GeoGraphix as now conducted or as presently proposed to be conducted.

                 (d) GeoGraphix has exercised reasonable care (giving due regard to the size of GeoGraphix, its financial resources, and the practices in the segment of the software industry in which GeoGraphix does business) to protect its intellectual property against wrongful use or disclosure. The employees and consultants of GeoGraphix who, either alone or in concert with others, developed, invented, discovered, derived, programmed or designed any of its intellectual property, or who have knowledge of or access to information about such intellectual property, have entered into written agreements to protect the confidentiality of such intellectual property and to assign to GeoGraphix all property rights therein. Copies of such written agreements have been furnished to Landmark. No employee or prospective employee of GeoGraphix who has signed such an agreement is in violation thereof.

         3.12 Contracts. Section 3.12 of the Disclosure Schedule lists the following contracts and written arrangements, true and complete copies of which have been delivered to Landmark, to which GeoGraphix is a party:

                 (a) any contract, agreement or arrangement which is presently in effect, or which has been in effect at any time during the 5-year period preceding the date of this Agreement, between (i) GeoGraphix or any of its predecessors or affiliates and (ii) either Schlumberger Technology Corporation or Photon Systems Ltd. or any of their respective predecessors or affiliates;

                 (b) any contract for the lease of personal property from or to third parties providing for lease payments in excess of $15,000.00 per annum;

                 (c) any contract for the purchase or sale of supplies, products manufactured by GeoGraphix or other personal property or for the furnishing or receipt of services which contract calls for performance over a period of more than one year or which involves more than the sum of $50,000.00, except no license agreement need be disclosed pursuant to this Section 3.12 unless it calls for performance over a period of more than one year and involves more than the sum of $10,000.00;

                 (d)      any joint venture agreement;

                 (e) any agreement or instrument under which GeoGraphix is or may become indebted for borrowed money;

                 (f)      any noncompetition agreement;

                 (g) any other contract in which the consequences of a default or termination would have a materially adverse effect on the financial condition of GeoGraphix or on the prospects or the conduct of the business of GeoGraphix;

                 (h)      any standard form of license agreement;

                 (i) any agreement with any officer, director or shareholder of GeoGraphix, or, to the best knowledge of GeoGraphix or any Selling Shareholder, any affiliate of an officer, director or shareholder of GeoGraphix; and

                 (j) any other contract or arrangement not entered into in the ordinary course of business.

All contracts and arrangements listed in Section 3.12 of the Disclosure Schedule are valid and binding agreements. GeoGraphix is not and, to the knowledge of GeoGraphix and the Selling Shareholders, no other party is in breach or default, and no event has occurred on the part of GeoGraphix or, to the knowledge of GeoGraphix and the Selling Shareholders, on the part of any other party to any such contract or arrangement which with notice or lapse of time would constitute a breach or default or permit termination under any such contract or arrangement. None of such contracts or arrangements will be terminated or modified by the consummation of the Acquisition. GeoGraphix has previously made available to Landmark all of the service agreements of GeoGraphix with its customers. GeoGraphix is not a party to any verbal contract or arrangement which, if reduced to written form, would be required to be listed in Section 3.12 of the Disclosure Schedule under the terms of this
Section 3.12.

         3.13    Suppliers and Customers.  Section 3.13 of the Disclosure
Schedule is a true and correct list of all suppliers of GeoGraphix to whom GeoGraphix made payments, during the fiscal year ended December 31, 1994, in excess of five percent of GeoGraphix's consolidated cost of sales as reflected in the Financial Statements for such year and all customers of GeoGraphix that paid GeoGraphix, during the fiscal year ended December 31, 1994, more than five percent of the consolidated revenues of GeoGraphix as reflected in the Financial Statements for such year. Since December 31, 1994, no customer of GeoGraphix has notified GeoGraphix that it will substantially decrease or cease doing business with GeoGraphix.

         3.14 Notes; Accounts Receivable. As of the Closing Date, all notes payable to and accounts receivable of GeoGraphix will be properly reflected on its books and records, will be valid receivables subject to no setoffs or counterclaims, and such reflected receivable amount will be collected within 120 days from the Closing Date.

         3.15 Powers of Attorney. There are no outstanding powers of attorney or similar instruments executed by GeoGraphix.

         3.16 Condition of Property. Each building, fixture, machine and piece of equipment (having a net book value of $2,500.00 or more) owned or used by GeoGraphix is in good operating condition and repair, subject to normal wear and tear, and is in compliance with all zoning, building and fire codes. GeoGraphix owns or leases under valid lease all buildings, machinery, equipment and other tangible assets used in the conduct of its business.

         3.17    Insurance.  GeoGraphix is insured under the policies listed in
Section 3.17 of the Disclosure Schedule.

         3.18 Litigation. Section 3.18 of the Disclosure Schedule sets forth any instances in which (a) GeoGraphix is subject to any judgment or order (other than orders of general applicability) of any court or quasi-judicial or administrative agency of any jurisdiction, domestic or foreign, or where there is any charge, complaint, lawsuit or governmental investigation pending or threatened against GeoGraphix; or (b) GeoGraphix is a plaintiff in any action, domestic or foreign, judicial or administrative in which a counterclaim against GeoGraphix is pending or might be brought. None of the actions, suits, proceedings or investigations set forth in Section 3.18 of the Disclosure Schedule could result in any adverse change in the condition, financial or otherwise, of GeoGraphix, the same being fully reserved against in the Financial Statements. There are no unsatisfied judgments, orders (other than orders of general applicability), decrees or stipulations affecting GeoGraphix or to which GeoGraphix is a party and there is no reason to believe that any such action, suit, proceeding or investigation may be brought or threatened against GeoGraphix.

         3.19 Employees. GeoGraphix has listed in Section 3.19 of the Disclosure Schedule and has furnished to Landmark true and complete copies of:
(a) any written employment agreements with officers and directors of GeoGraphix; and (b) any written employment agreements with its employees which by their terms may not be terminated by GeoGraphix at will or which grant severance payments. GeoGraphix has not entered into any similar oral employment agreements. To the knowledge of GeoGraphix and the Selling Shareholders, no employee listed on Annex III has any plans to terminate employment with GeoGraphix. GeoGraphix is not a party to or bound by any collective bargaining agreement, nor has it experienced any strikes, material grievances, claims of unfair labor practices or other collective bargaining disputes. There are no loans or other obligations payable or owing by GeoGraphix to any shareholder, officer, director or employee of GeoGraphix (except salaries and wages incurred and accrued in the ordinary course of business), nor are there any loans or debts payable or owing by any of such persons to GeoGraphix or any guarantees by GeoGraphix of any loan or obligation of any nature to which any such person is a party. GeoGraphix has complied with all laws and regulations which relate to the employment of labor, employee civil rights or equal employment opportunities. To the knowledge of GeoGraphix and the Selling Shareholders, there is no organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of GeoGraphix.

         3.20 Employee Benefit Plans. GeoGraphix has listed in Section 3.20 of the Disclosure Schedule and has furnished to Landmark true and complete copies of (a) any nonqualified deferred or incentive compensation or retirement plans or arrangements, (b) any qualified retirement plans or arrangements, (c) any other employee compensation, severance or termination pay or welfare benefit plans, programs or arrangements and (d) any related trusts, insurance contracts or other funding arrangements maintained, established or contributed to by GeoGraphix or to which GeoGraphix is a party or otherwise is bound ("GeoGraphix Employee Benefit Plans"). GeoGraphix is not a member of a "controlled group" or an "affiliated service group" as both of such terms are defined in Section 414 of the Code. Except as required by law, GeoGraphix has never maintained or contributed to any funded or unfunded medical, health or life insurance plan or arrangement for retirees or terminated employees. GeoGraphix has never contributed or had any obligation to make any payment or contribution to a "multiemployer plan," as that term is defined in Section 3(37) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and GeoGraphix does not have any actual or potential liability under
Section 4201 of ERISA for any complete or partial withdrawal from a multiemployer plan. GeoGraphix has never maintained, contributed or had any liability with respect to any employee pension benefit plan (as defined in Section 3(2) of ERISA) which is intended to meet the requirements of a qualified plan under Section 401(a) of the Code. GeoGraphix has never maintained, contributed to or had any liability with respect to a plan which is subject to Title IV of ERISA or Section 412 of the Code. With respect to the employee benefit plans listed in Section 3.20 of the Disclosure Schedule, GeoGraphix has furnished to Landmark true and complete copies of (i) any summary plan description or other employee communication materials, (ii) the latest financial statements and annual reports and (iii) all documents filed with the IRS or the Department of Labor since December 31, 1989. All employee benefit plans and related trusts listed in Section 3.20 of the Disclosure Schedule and maintained or contributed to by GeoGraphix or with respect to which GeoGraphix now has or has ever had any liability or potential liability comply in form and in operation with all requirements of ERISA and the Code. All reports with respect to such plans required by applicable law have been filed and all contributions or payments presently anticipated thereunder have been made or properly accrued. No applications for rulings, determination letters, advisory opinions or prohibited transaction exemptions are currently pending before the IRS, the Department of Labor or the Pension Benefit Guaranty Corporation with respect to any such employee benefit plans or arrangements or any related trusts. None of such employee benefit plans or arrangements, any related trusts, the trustees of any related trusts or the directors, officers and employees of GeoGraphix is the subject of any lawsuit, arbitration or other proceeding concerning any benefit claim or other benefit-related matter (other than routine claims in the ordinary course of business), and there have been no prohibited transactions as described in Section 406 of ERISA or as defined in
Section 4975 of the Code with respect to any such plan. Neither GeoGraphix, its directors, officers and employees nor any other fiduciary, as such term is defined in Section 3 of ERISA, has committed any breach of fiduciary responsibility imposed by ERISA or any other applicable law which would subject GeoGraphix, or its directors, officers and employees to liability under ERISA or any applicable law.

         3.21 Guarantees. GeoGraphix is not a guarantor or otherwise liable for any indebtedness of any other person, firm or corporation other than endorsements for collection in the ordinary course of business.

         3.22 Legal Compliance. GeoGraphix and its directors, officers and employees (the individuals only in their capacities as representatives of GeoGraphix, as applicable) have complied with all applicable laws and regulations of foreign, federal, state and local governments and all agencies thereof, and no claim has been filed against GeoGraphix alleging a violation of any such laws or regulations. GeoGraphix holds all of the permits, licenses, certificates or other authorizations of foreign, federal, state or local governmental agencies required for the conduct of its business as presently conducted or proposed to be conducted.

         3.23 Certain Business Relationships. To the knowledge of GeoGraphix and the Selling Shareholders, none of the present or former shareholders, directors, officers or employees of GeoGraphix owns, directly or indirectly, any interest in any business, corporation or other entity (other than investments in publicly held companies) which, on the date hereof or within the past 12 months, has been involved in any manner in any business arrangement or relationship with GeoGraphix, and none of the foregoing persons owns any property or rights, tangible or intangible, which are used in the business of GeoGraphix.

         3.24 Broker's Fees. Neither GeoGraphix nor anyone on its behalf has any liability to any broker, finder, investment banker or agent, or has agreed to pay any brokerage fees, finder's fees or commissions, or to reimburse any expenses of any broker, finder, investment banker or agent in connection with the Acquisition or any similar transaction, except Wessels, Arnold & Henderson, L.L.C.

         3.25 Disclosure. The representations and warranties and statements of fact made by GeoGraphix and the Selling Shareholders in this Agreement, the Disclosure Schedule, the Registration Rights Agreement, in correspondence provided to Price

Waterhouse LLP and/or Arthur Andersen, L.L.P. in connection with the opinions contemplated by Sections 6.1(b) and 6.1(c), the investor questionnaires and investor representation letters provided to Landmark, the agreements executed in connection with the opinions contemplated by Sections 6.1(b) and 6.1(c), the certificate contemplated by Section 6.2(e) and in the certificate contemplated by Section 6.2(e) are, as applicable, accurate, correct and complete on the date of this Agreement and will, except as contemplated hereby, be accurate, correct and complete on the Closing Date and do not and will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained herein or therein not misleading.

         3.26 SIC Code. The Standard Industrial Classification codes for GeoGraphix do not include any between the numbers 2000 to and including 3999.

         3.27 Scheduled Disclosures. In the event of an inconsistency between the disclosures set forth in the body of this Agreement and those set forth in the Disclosure Schedule, the disclosures in the Disclosure Schedule shall control.


                                   ARTICLE 4

                    CONDUCT OF BUSINESS PENDING THE CLOSING

         4.1 Conduct of Business by GeoGraphix Pending the Closing. GeoGraphix and each of the Selling Shareholders covenant and agree that, prior to the Closing, unless Landmark shall otherwise agree in writing or as otherwise expressly contemplated or permitted by this Agreement, including in
Schedule 4.1 hereto:

                 (a) GeoGraphix shall conduct its business and operations, including its cash management practices, collection of receivables, inventory control, maintenance of equipment and facilities and payment of payables, only in the usual and ordinary course of business and consistent with past custom and practice;

                 (b) GeoGraphix shall not directly or indirectly do any of the following: (i) sell, pledge, dispose of or encumber any of its assets, except in the ordinary course of business; (ii) amend or propose to amend its articles of incorporation or bylaws; (iii) split, combine or reclassify any outstanding shares of its capital stock, or declare, set aside or pay any dividend or other distribution payable in cash, stock, property or otherwise with respect to shares of its capital stock; (iv) redeem, purchase or acquire or offer to acquire any shares of its capital stock or other securities; (v) create any subsidiaries; or (vi) enter into or modify any contract, agreement, commitment or arrangement with respect to any of the matters set forth in this Section 4.1(b);

                 (c) GeoGraphix shall not (i) issue, sell, pledge or dispose of, or agree to issue, sell, pledge or dispose of, any additional shares of, or any options, warrants, conversion privileges or rights of any kind to acquire any shares of, its capital stock; (ii) acquire (by merger, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division or the material assets thereof; (iii) incur any indebtedness for borrowed money, issue any debt securities or guarantee any indebtedness to others; or (iv) enter into or modify any contract, agreement, commitment or arrangement with respect to any of the foregoing;

                 (d) Except as set forth in Section 5.10 hereof, GeoGraphix shall not (i) enter into or modify any employment, severance or similar agreements or arrangements with, or grant any bonus, salary increase, severance or termination pay to, any officers or directors; or (ii) in the case of employees who are not officers or directors, take any action other than in the ordinary course of business and consistent with past practice (none of which shall be unreasonable or unusual) with respect to the grant of any bonuses, salary increases, severance or termination pay or with respect to any increase of benefits payable in effect on January 1, 1995;

                 (e) Except as set forth in Section 5.10 hereof, GeoGraphix shall not adopt or amend any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund or arrangement for the benefit or welfare of any employee;

                 (f) except as otherwise required by its articles of incorporation or bylaws, by this Agreement or by applicable law, GeoGraphix shall not call any meeting of its shareholders and, with respect to any meeting of its shareholders called by GeoGraphix, GeoGraphix shall provide to Landmark all written materials and other information given to the shareholders prior to the time such materials and information are given to the shareholders;

                 (g) GeoGraphix shall use its best efforts to cause its current insurance (or reinsurance) policies not to be cancelled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance and reinsurance companies of nationally recognized standing providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect;

                 (h) GeoGraphix shall (i) use its best efforts to preserve intact its business organization and goodwill, keep all material rights, licenses, permits and franchises relating to its business, keep available the services of its officers and employees as a group and maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with it; (ii) report upon request, at reasonable times, to representatives of Landmark regarding operational matters and the general status of ongoing operations; (iii) use its best efforts not to take any action which would render, or which reasonably may be expected to render, any representation or warranty made by it in this Agreement untrue at any time prior to the Closing if then made; and (iv) notify Landmark of any emergency or other change in the normal course of its business or in the operation of its properties and of any tax audits, tax claims, governmental or third party complaints, investigations or hearings (or communications indicating that the same may be contemplated) if such emergency, change, audit, claim, complaint, investigation or hearing would be material, individually or in the aggregate, to the financial condition, results of operations or business of GeoGraphix, or to the ability of GeoGraphix or Landmark to consummate the transactions contemplated by this Agreement;

                 (i) GeoGraphix shall deliver to Landmark promptly (but in any event within two business days) after the discovery or receipt of notice of any default under any material agreement to which it is a party or any other material adverse event or circumstance affecting GeoGraphix (including the filing of any material litigation against GeoGraphix or the existence of any dispute with any person or entity which involves a reasonable likelihood of such litigation being commenced), a certificate of the Chief Executive Officer of GeoGraphix specifying the nature and period of the existence thereof and what actions GeoGraphix has taken and proposes to take with respect thereto;

                 (j) GeoGraphix shall maintain its assets in customary repair, order and condition, replace in accordance with past practice its inoperable, worn out or obsolete assets with assets of quality at least comparable to the original quality of the assets being replaced and maintain its books, accounts and records in accordance with past custom and practice as used in the preparation of the Financial Statements;

                 (k) GeoGraphix shall maintain the existence of all material patents, inventions, trademarks, service marks, trade dress, trade names, corporate names, copyrights, mask works, trade secrets, licenses, computer software, data and documentation and other proprietary rights, which it uses or owns; and

                 (l) GeoGraphix shall comply with all legal requirements and contractual obligations applicable to its operations and business and pay all applicable taxes.

         Notwithstanding any other provision of this Agreement, the amendment or modification of the Disclosure Schedule by GeoGraphix after the time Landmark has signed this Agreement shall have no effect with respect to the agreements, covenants and obligations of GeoGraphix, the Selling Shareholders and Landmark pursuant to this Section 4.1 or satisfaction of the conditions precedent set forth in Sections 6.2 and 6.3 of this Agreement.

         4.2 No Other Bids for GeoGraphix. Neither GeoGraphix nor any of the Selling Shareholders shall, or shall authorize or knowingly permit any officer, director or employee of, or any investment banker, attorney, accountant or other representative retained by,

GeoGraphix or such Selling Shareholder to, make, solicit, initiate, encourage or respond to a submission of a proposal or offer from any person or entity (other than Landmark) relating to any liquidation, dissolution, recapitalization, merger, consolidation or acquisition or purchase of all or a material portion of the assets/technology of, or any equity interest in, GeoGraphix or other similar transaction or business combination involving GeoGraphix (hereinafter collectively referred to as a "Third Party Offer"). Neither Geographix nor any of the Selling Shareholders shall participate in any negotiations regarding, or furnish to any person or entity (other than Landmark) any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any person or entity (other than Landmark) to do or seek any of the foregoing. GeoGraphix and the Selling Shareholders will immediately cease and cause to be terminated any contacts or negotiations currently pending with respect to Third Party Offers, if any, and shall use their best efforts to cause all reports, material, data and other written information heretofore disseminated by them or on their behalf by any such officer, director or employee or any investment banker, attorney, accountant or other representative in connection with any such Third Party Offer or any inquiry or proposal related thereto to be promptly returned to it. GeoGraphix and the Selling Shareholders shall promptly notify Landmark of the receipt of any Third Party Offer or any inquiry or communication which might reasonably be expected to lead to any Third Party Offer and will provide Landmark with all information that Landmark may reasonably request with respect thereto.

         4.3 Lines of Business and Capital Expenditures. Unless approved in writing by Landmark, GeoGraphix covenants that it will not (a) enter into any new material line of business; (b) change its investment, liability management and other material policies in any material respect; or (c) incur or commit to any capital expenditures, obligations or liabilities in connection therewith.

         4.4 Accounting Methods. Unless approved in writing by Landmark, GeoGraphix covenants that it will not, prior to the Closing, change its methods of accounting in effect at December 31, 1994, except as required by changes in generally accepted accounting principles as concurred in by Arthur Andersen, L.L.P., GeoGraphix's independent accountants.

         4.5     Other Actions.   Unless approved in writing by Landmark,
GeoGraphix and each Selling Shareholder covenants that it shall not knowingly take any action or permit any action to occur that might reasonably be expected to result in any of the representations and warranties of GeoGraphix or such Selling Shareholder set forth in this Agreement becoming untrue after the date hereof or any of the conditions to the Closing set forth in Article 6 of this Agreement not being satisfied.

                                   ARTICLE 5

                             ADDITIONAL AGREEMENTS

         5.1 Adjustments for Excess Closing Costs. All costs, fees and expenses incurred by GeoGraphix in connection with the Acquisition, this Agreement or the transactions contemplated hereby or related hereto shall be determined and related invoices for the full amounts owing shall be submitted to GeoGraphix on or prior to Closing. In the event that such costs, fees and expenses incurred by GeoGraphix exceed $540,000, the number of Shares to be issued in connection with the Acquisition shall be reduced by an amount (rounded to the nearest whole number) equal to the quotient of such excess costs, fees and expenses (referred to collectively herein as the "Excess Closing Costs") divided by the Average Closing Price.

         5.2     Expenses.  Except as otherwise provided herein, and subject to
Section 5.1 above, all costs and expenses incurred in connection with the Acquisition, this Agreement and the other agreements contemplated hereby and the transactions contemplated hereby and thereby shall be paid by the party incurring such expenses.

         5.3 Termination Fee. In the event that during the period from the date hereof through December 15, 1995, a Third Party Offer is accepted, or agreed to be accepted, by GeoGraphix and/or its shareholders, which results or would result in aggregate consideration to GeoGraphix or its shareholders in excess of $15,525,000, GeoGraphix shall pay Landmark, in immediately available funds, an amount (the "Termination Fee") equal to the sum of (i) $500,000.00 and (ii) Landmark's aggregate out-of-pocket expenses incurred in connection with the negotiation and performance of this Agreement and the transactions contemplated hereby, including, without limitation, all costs of investigation and fees and expenses of legal, accounting and financial advisors; provided, the maximum aggregate obligation of GeoGraphix pursuant to this sentence shall not, in any event, exceed $750,000. The Termination Fee will be payable within 60 days following the acceptance of such Third Party Offer, but will, in any event, be payable prior to the consummation of the transactions contemplated by such Third Party Offer. GeoGraphix's obligation to pay the Termination Fee shall be extinguished if this Agreement is terminated pursuant to subparagraphs
(a) or (d) of Section 7.1 or GeoGraphix declines to consummate the Acquisition because of any failure of the conditions set forth in subparagraphs (a) or (f) of Section 6.1 or Section 6.3 of this Agreement. Furthermore, GeoGraphix's obligation to pay the Termination Fee shall be extinguished if Landmark declines to consummate the Acquisition for any reason other than failure of the conditions set forth in subparagraph (e) of Section 6.1 or subparagraphs (a),
(b), (e), (f), (g), (j) and (k) of Section 6.2 of this Agreement. The Termination Fee is intended to compensate Landmark for entering into this Agreement and further negotiations with respect to the Acquisition and is not intended as a penalty.

         5.4 Notification of Certain Matters. Each party shall give prompt notice to the others of (a) the occurrence or failure to occur of any event, which occurrence or failure would result in any Material Adverse Breach, and
(b) any failure of such party, or any
officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied hereunder.

         5.5 Access to Information. From the date hereof to the Closing, each of GeoGraphix and Landmark shall, and shall cause its respective officers, directors, employees and agents to afford the officers, employees, agents and representatives of the other parties hereto complete access at all reasonable times to such officers, employees and agents and its properties, books and records (all such access to be arranged through the respective officers of the parties hereto so as not to be unreasonably disruptive to any of the parties), and shall furnish each of such parties all financial, operating, personnel, compensation, tax and other data and information as such parties, through their respective officers, employees, agents or representatives, may request.

         5.6 Taking of Necessary Action. Subject to the terms and conditions of this Agreement, the parties hereto agree, subject to applicable laws, to use all reasonable efforts to promptly take or cause to be taken all action and to promptly do or cause to be done all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. Without limiting the foregoing, the Selling Shareholders, GeoGraphix and Landmark shall use their best efforts to maintain and make all filings with and obtain all consents, approvals, and/or assurances from third parties and appropriate governmental agencies and authorities necessary or, in the opinion of GeoGraphix or Landmark, advisable for the consummation of the transactions contemplated by this Agreement. Each party shall cooperate with the other in good faith to help the other satisfy its obligations in this Section 5.6.

         5.7 Notice of Changes. GeoGraphix and Landmark shall each promptly inform the other in writing if any change shall have occurred or shall have been threatened (or any development shall have occurred or shall have been threatened involving a prospective change) in its financial condition, results of operations or business that is or may reasonably be expected to have a material adverse effect on its financial condition, results of operations or business.

         5.8 Press Releases. GeoGraphix and Landmark shall consult with each other as to the form and substance of any press release or other public disclosure of matters related to this Agreement or any of the transactions contemplated hereby; provided, however, that nothing in this Section 5.8 shall be deemed to prohibit any party hereto from making any disclosure that is required to fulfill such party's disclosure obligations imposed by law, including, without limitation, federal securities laws.

         5.9     Solicitation of Other GeoGraphix Shareholders.

                 (a) Landmark shall be entitled, on and after the date hereof, to solicit all holders of GeoGraphix Common Stock who have not, on the date of this Agreement, executed this Agreement, for the purpose of requesting that such holders become parties to this Agreement, thereby agreeing to sell their shares of GeoGraphix Common Stock to Landmark on the Closing Date pursuant to the terms of this Agreement.

                 (b) Each holder of GeoGraphix Common Stock who shall execute this Agreement at any time prior to the Closing Date shall be deemed to be a "Selling Shareholder" hereunder, and such holder's shares of GeoGraphix Common Stock shall be deemed to be "GeoGraphix Shares."

                 (c) The execution and delivery of this Agreement by any Selling Shareholder at any time on or prior to the Closing Date shall not be deemed to be contingent or conditioned upon the execution of this Agreement by any other holder or holders of GeoGraphix Common Stock.

         5.10 Certain Transition Arrangements. Landmark agrees to cause GeoGraphix to pay (subsequent to the Closing) an aggregate of $500,000 (the "Bonus Amount") to persons (other than holders of equity interests in GeoGraphix) designated to receive such amounts under a post-Acquisition compensatory arrangement (the "Transition Program") as hereinafter set forth. The Transition Program shall be implemented as follows:

         (a) Landmark shall cause GeoGraphix to pay bonus awards to the persons designated in Annex V hereto in such amounts as mutually agreed upon by Landmark and David Armitage. It is agreed that 50% of the amount of each bonus award made under the Transition Program shall be payable on or about the Closing Date and 50% of the amount of each such bonus award shall be payable on or about December 31, 1995. Notwithstanding anything to the contrary contained herein, in no event shall Landmark be obligated to cause GeoGraphix to pay aggregate bonuses under the Transition Program in excess of the Bonus Amount.

         5.11 Release Relating to Corporate Indebtedness and Obligations. GeoGraphix and Landmark shall cause David Armitage and Gina Armitage to be fully and finally released from the following indebtedness and obligations (including without limitation, any guarantees thereof) effective as of the Closing Date:

         (a) Commercial Guaranty executed by David L. Armitage for the benefit of Professional Bank relating to indebtedness of GeoGraphix under a $350,000 line of credit facility;

         (b)     Guaranty Agreement dated December 21, 1994 executed by David
L. Armitage and Gina G. Armitage in favor of Colorado National Leasing, Inc.

         (c)     GeoGraphix's office leases in Denver, Houston and Calgary.

Notwithstanding the foregoing, the release provided for in this Section 5.11 shall only apply to indebtedness and obligations (including, without limitation, guarantees) to the extent such indebtedness or obligations were incurred for bona fide business reasons and represent bona fide obligations of GeoGraphix.

         5.12 Termination of Voting Agreement. Each of the Selling Shareholders hereby agrees that immediately upon the consummation of the Acquisition at Closing, that certain Voting Agreement dated November 1, 1993, between David Armitage and Gina Armitage shall be deemed terminated and of no further force or effect; and David Armitage, Gina Armitage, and every person now holding any GeoGraphix Shares previously owned by David Armitage or Gina Armitage do hereby consent to such termination on and as of the Closing Date.

         5.13 Denver Lease. Without first obtaining the written consent of Landmark, GeoGraphix shall not enter into any lease, or modification or extension of the existing lease, in respect of the premises at 1860 Blake Street, Denver, Colorado.

                                   ARTICLE 6

                             CONDITIONS TO CLOSING

         6.1 Conditions to Obligations of Each Party to Effect the Closing. The respective obligations of each party to effect the Closing shall be subject to the fulfillment on or prior to the Closing Date of the following conditions:

                 (a) no order shall have been entered and remain in effect in any action or proceeding before any foreign, federal or state court or governmental agency or other foreign, federal or state regulatory or administrative agency or commission that would prevent or make illegal the consummation of the transactions contemplated hereby;

                 (b) Landmark shall have received an opinion letter from Price Waterhouse LLP, stating that the Acquisition will be accounted for as a "pooling of interests" rather than as a "purchase", substantially in the form of EXHIBIT B attached hereto, and all agreements and/or representations as are determined by Price Waterhouse LLP, GeoGraphix and/or Landmark to be necessary for the issuance of such opinion shall have been received by such entities;

                 (c) GeoGraphix and Price Waterhouse LLP shall have received an opinion letter from Arthur Andersen, L.L.P., stating that neither GeoGraphix nor any of its affiliates has taken any action on or prior to the Closing Date that would prevent Landmark from treating the Acquisition as a "pooling of interests" for accounting purposes rather than as a "purchase," which opinion letter shall be substantially in the form ofExhibit C attached hereto; and

                 (d) The "affiliates" of Landmark shall have provided Landmark with written agreements not to sell, assign, convey, encumber or otherwise transfer any equity interests in Landmark in a manner which would prevent the Acquisition from being accounted for as a "pooling of interests."

                 (e) The "affiliates" of GeoGraphix shall have provided Landmark with written agreements not to sell, assign, convey, encumber or otherwise transfer any equity interests in GeoGraphix or Landmark in any manner which would prevent the Acquisition from being accounted for as "pooling of interests."

                 (f) The Average Closing Price is not less than $21.00 per share nor more than $31.00 per share.

         6.2 Additional Conditions to Landmark's Obligations. The obligations of Landmark to effect the Closing are subject to the satisfaction of the following conditions on or before the Closing Date:

                 (a) Except for breaches which do not constitute a Material Adverse Breach (as defined in Section 9.5 of this Agreement) by the Selling Shareholders and GeoGraphix, the representations and warranties set forth in Article 3 of this Agreement (without regard to any amendments or modifications of the Disclosure Schedule by the Selling Shareholders and GeoGraphix after the time Landmark has signed this Agreement) will be true and correct as of the date hereof and at and as of the Closing, as though then made and as though the Closing Date were substituted for the date of this Agreement throughout such representations and warranties and with appropriate modifications of tense with respect to representations and warranties made as of a specified date;

                 (b) GeoGraphix and the Selling Shareholders shall have performed, in all material respects, each obligation and agreement and complied with each covenant to be performed and complied with by them under this Agreement prior to the Closing, including, without limitation, all of their respective agreements contained in Articles 4 and 5 of this Agreement;

                 (c) All consents by governmental or regulatory agencies or otherwise that are required for the consummation of the transactions contemplated hereby or that are required for Landmark to own, operate or control GeoGraphix or any portion of the assets of GeoGraphix or to prevent a breach of or a default under or a termination of any agreement material to GeoGraphix to which GeoGraphix is a party or to which any material portion of the assets of GeoGraphix is subject, will have been obtained;

                 (d) No action or proceeding before any court or governmental body will be pending or threatened wherein a judgment, decree or order would prevent any of the transactions contemplated hereby or cause such transactions to be declared unlawful or rescinded or which might adversely affect the right of Landmark to own, operate or control GeoGraphix or any material portion of the assets of GeoGraphix or the value of the assets of GeoGraphix;

                 (e) The Selling Shareholders shall have delivered to Landmark certificates representing all the GeoGraphix Shares held by such Selling Shareholders;

                 (f) Holders of at least 90% of the GeoGraphix Common Stock shall have executed and delivered this Agreement or counterparts hereof to Landmark on or before the Closing Date and shall have tendered such GeoGraphix Common Stock to Landmark at the Closing in accordance with the terms and conditions of this Agreement;

                 (g) Each of the Selling Shareholders shall have completed, executed and delivered to Landmark, an Investor Questionnaire and investor representation letter (pursuant to forms provided by Landmark) acceptable in all respects to Landmark and all such Investor Questionnaires and investor representation letters shall be sufficient to satisfy Landmark, in its sole discretion, of the availability of an exemption from the registration requirements of the federal securities laws and any applicable state securities or "blue sky" laws for the offer and sale of the Shares;

                 (h) David Armitage shall have accepted Landmark's offer of employment (upon terms satisfactory to Landmark) or indicated his agreement to continue in the employment of GeoGraphix (upon terms acceptable to Landmark and him);

                 (i) David Armitage shall have executed a noncompetition agreement with Landmark in form and substance reasonably acceptable to Landmark and such parties (the "Noncompetition Agreements");

                 (j) Landmark will have received from Rothgerber, Appel, Powers and Johnson, counsel to GeoGraphix, an opinion addressed to Landmark, dated the Closing Date and substantially in the form attached hereto as EXHIBIT D;

                 (k) At the Closing, GeoGraphix and the Selling Shareholders shall have delivered or caused to be delivered to Landmark the following:

                          (i) a certificate executed by each of the Selling Shareholders and by the Chief Executive Officer of GeoGraphix, on behalf of GeoGraphix, stating that the conditions set forth in Sections 6.2(a) through (d) of this Agreement have been satisfied;

                          (ii) certified copies of the resolutions duly adopted by GeoGraphix's Board of Directors authorizing the execution, delivery and performance of this Agreement, and the other agreements contemplated hereby;

                          (iii) good standing or comparable certificates for GeoGraphix from the jurisdiction of its incorporation and from every jurisdiction where a failure to be qualified or licensed would have a material adverse effect on its financial condition, results of operations or business, dated not earlier than 10 days prior to the Closing Date;

                          (iv)    a copy of GeoGraphix's articles of
                 incorporation certified as of a recent date by the Secretary of State of the State of Colorado; and

                          (v)     such other documents as Landmark may
                 reasonably request in connection with the transactions contemplated hereby; and

                 (l) Landmark shall have completed its due diligence investigation of the business, operations, assets, financial condition and prospects of GeoGraphix and shall not have reasonably determined that the results of such investigation are unsatisfactory.

         6.3 Additional Conditions to GeoGraphix's and the Selling Shareholders' Obligations. The obligations of GeoGraphix and the Selling Shareholders to effect the Closing are subject to the satisfaction of the following conditions on or before the Closing Date:

                 (a) Except for breaches which do not constitute a Material Adverse Breach (as defined in Section 9.5 of this Agreement) by Landmark, the representations and warranties set forth in Article 2 of this Agreement will be true and correct as of the date hereof and at and as of the Closing, as though then made and as though the Closing Date were substituted for the date of this Agreement throughout such representations and warranties and with appropriate modifications of tense with respect to representations and warranties made as of a specified date;

                 (b) Landmark shall have performed, in all material respects, each obligation and agreement and complied with each covenant required to be performed and complied with by it under Sections 4 and 5 of this Agreement prior to the Closing Date;

                 (c) No action or proceeding before any court or government body will be pending or threatened wherein a judgment, decree or order would prevent any of the transactions contemplated hereby or cause such transactions to be declared unlawful or rescinded;

                 (d) GeoGraphix and the Selling Shareholders shall have received from Winstead Sechrest & Minick P.C., counsel to Landmark, an opinion addressed to GeoGraphix and the Selling Shareholders, dated the Closing Date and substantially in the form attached hereto as EXHIBIT "E";

                 (e) On the Closing Date, Landmark shall have delivered to GeoGraphix the following:

                          (i) a certificate executed on behalf of Landmark by its President or any Vice President or Secretary stating that the conditions set forth in Sections 6.3(a) through (c) of this Agreement have been satisfied;

                          (ii) certified copies of the resolutions duly adopted by Landmark's board of directors authorizing the execution, delivery and performance of this Agreement, the Registration Rights Agreement and the other agreements contemplated hereby and thereby;

                          (iii) good standing certificates for Landmark from the Secretary of State of the State of Delaware, dated not earlier than 5 days prior to the Closing Date;

                          (iv)    copies of Landmark's certificate of
                 incorporation certified by the Secretary of State of the State of Delaware; and

                          (v) such other documents as GeoGraphix or the Selling Shareholders may reasonably request in connection with the transactions contemplated hereby.

                 (f) GeoGraphix and the Selling Shareholders shall have completed the due diligence investigation of the business, operations, assets and prospects of Landmark and neither GeoGraphix nor Selling Shareholders holding no less than 80% of the issued and outstanding GeoGraphix Common Stock shall have reasonably determined the results of such investigation to be unsatisfactory.


                                   ARTICLE 7

                       TERMINATION, AMENDMENT AND WAIVER

         7.1 Termination. This Agreement may be terminated at any time prior to the Closing Date upon the occurrence of any of the following:

                 (a) by mutual consent of the Selling Shareholders and the Boards of Directors of Landmark and GeoGraphix;

                 (b) by Landmark, GeoGraphix or Selling Shareholders owning 80% of the outstanding GeoGraphix Common Stock if the Closing shall not have occurred by June 15, 1995 and provided that the party seeking termination is not then in material breach of any representation, warranty or agreement in this Agreement;

                 (c) by Landmark if there has been a misrepresentation or breach of a representation or warranty or a failure to perform a covenant on the part of the Selling Shareholders or GeoGraphix with respect to their representations, warranties and covenants set forth in this Agreement and any such breach or failure constitutes a Material Adverse Breach;

                 (d) by the Selling Shareholders who own at least 80% of the outstanding GeoGraphix Common Stock or by GeoGraphix if there has been a misrepresentation or a breach of a representation or warranty or a failure to perform a covenant on the part of Landmark with respect to its representations, warranties and covenants set forth in this Agreement and any such breach or failure constitutes a Material Adverse Breach;

                 (e) by Landmark if the results of its due diligence investigation of the business, operations, assets, financial condition and prospects of GeoGraphix are reasonably determined by Landmark to be unsatisfactory; and

                 (f) by GeoGraphix or the Selling Shareholders if the results of the due diligence investigation of the business, operations, assets, financial condition and prospects of Landmark are reasonably determined by GeoGraphix or the Selling Shareholders holding no less than 80% of the issued and outstanding GeoGraphix Common Stock to be unsatisfactory.

         7.2 Amendment. This Agreement may not be amended except by an instrument signed by Landmark, GeoGraphix and the Selling Shareholders holding at least 80% of the outstanding GeoGraphix Common Stock; provided, however, that no amendment may be made which decreases the number of Shares which the Selling Shareholders will be entitled to receive pursuant to Section 1.2 hereof or which would materially and adversely affect the rights or obligations of the Selling Shareholders without the further approval of each Selling Shareholder.

         7.3 Waiver. At any time prior to the Closing Date, (a) Landmark may (i) extend the time for the performance of any of the obligations or other acts of the Selling Shareholders or GeoGraphix or (ii) waive compliance with any of the agreements of the Selling Shareholders or GeoGraphix or with any conditions to its own obligations, and (b) GeoGraphix and the Selling Shareholders holding at least 80% of the outstanding GeoGraphix Common Stock may (i) extend the time for the performance of any of the obligations or other acts of Landmark or (ii) waive compliance with any of the agreements of Landmark or with any conditions to its own obligations in each case only to the extent such obligations, agreements and conditions are intended for its benefit.

         7.4 Effect of Termination. If this Agreement is terminated as provided in Section 7.1, this Agreement shall become void and there shall be no liability or further obligation on the part of any party hereto or any of their respective shareholders, officers or directors, except (a) the provisions of
Section 5.3 of this Agreement will survive any such termination, (b) that nothing herein and no termination pursuant hereto will relieve any party from liability for any breach of this Agreement and (c) the provisions of Section 5.3, 5.8, Article 8 and any confidentiality agreements by and between Landmark and GeoGraphix will survive such termination.

                                   ARTICLE 8

                           INDEMNIFICATION; REMEDIES

         8.1 Survival of Representations and Warranties. The representations and warranties set forth in this Agreement shall not be extinguished by reason of the occurrence of the Closing. No claim, demand, suit, action or proceeding may be commenced against Landmark, GeoGraphix or any Selling Shareholder more than one year after the Closing Date, to the extent the same shall arise from an alleged breach of any other warranty or representation made by such parties herein. Notwithstanding the foregoing, no party shall be liable hereunder to any other party for the breach of any representation and warranty to the extent such representation and warranty was true, accurate and complete on the date made and as of the Closing Date.

         8.2 Effect of Due Diligence. No investigation by Landmark, the Selling Shareholders or GeoGraphix into the business, operations and condition of the other shall diminish in any way the effect of any representations or warranties made by any other party in this Agreement unless such investigation shall result in the party undertaking the investigation having actual knowledge of a breach of such representation or warranty nor shall any such investigation relieve such party of any of its obligations under this Agreement. In any dispute as to whether a party had "actual knowledge" of the breach of any representation or warranty, the burden of proof shall be on the party seeking to establish actual knowledge.

         8.3 Specific Performance. Landmark, the Selling Shareholders and GeoGraphix understand and agree that the covenants and undertakings on each of their parts herein contained are uniquely related to the desire of Landmark, the Selling Shareholders and GeoGraphix to consummate the Acquisition, that the Acquisition is a unique business opportunity for GeoGraphix, the Selling Shareholders and Landmark and that, although monetary damages may be available for the breach of such covenants and undertakings, monetary damages would be an inadequate remedy therefor. Accordingly, Landmark, the Selling Shareholders and GeoGraphix agree that Landmark shall be entitled to obtain specific performance by the Selling Shareholders and GeoGraphix of every such covenant and undertaking contained herein to be performed by the Selling Shareholders and GeoGraphix and that the Selling Shareholders and GeoGraphix shall be entitled to obtain specific performance from Landmark of each and every covenant and undertaking herein contained to be observed or performed by Landmark.

         8.4 INDEMNIFICATION BY SELLING SHAREHOLDERS. EXCEPT FOR THOSE REPRESENTATIONS AND WARRANTIES CONTAINED IN SECTION 3.2(B) AS THEY RELATE SOLELY TO THE OWNERSHIP OF GEOGRAPHIX SHARES, AND THOSE CONTAINED IN SECTION
3.3 AS THEY RELATE SOLELY TO THE POWER AND AUTHORITY OF THE SELLING SHAREHOLDERS TO ENTER INTO THIS AGREEMENT AND PERFORM HEREUNDER, FOR WHICH THE SELLING SHAREHOLDERS SHALL EACH BE LIABLE ONLY WITH RESPECT TO A BREACH OF

THE REPRESENTATIONS AND WARRANTIES MADE BY THEM, THE SELLING SHAREHOLDERS, JOINTLY AND SEVERALLY, SHALL, WITHOUT LIMITATION AS TO TIME, INDEMNIFY AND HOLD LANDMARK HARMLESS, TO THE FULL EXTENT PERMITTED BY LAW, AND SHALL REIMBURSE LANDMARK FOR, ANY LOSS, LIABILITY, CLAIM, DAMAGE, COST AND EXPENSE (INCLUDING, BUT NOT LIMITED TO, COSTS OF INVESTIGATION AND DEFENSE AND REASONABLE ATTORNEYS' FEES) OR DIMINUTION OF VALUE (COLLECTIVELY, "DAMAGES") ARISING FROM OR IN CONNECTION WITH OR BASED UPON (A) ANY UNTRUE STATEMENT OF A MATERIAL FACT TO BE CONTAINED IN THE SECTION ENTITLED "GEOGRAPHIX, INC.," INCLUDING THE FINANCIAL STATEMENTS OF GEOGRAPHIX TO BE INCLUDED THEREIN, TO BE INCLUDED IN THE CONFIDENTIAL OFFERING MEMORANDUM, TO BE SENT BY LANDMARK TO EACH OF THE HOLDERS OF GEOGRAPHIX COMMON STOCK OR ARISING OUT OF OR BASED UPON ANY OMISSION OF A MATERIAL FACT REQUIRED TO BE STATED IN SUCH SECTION OR NECESSARY TO MAKE THE STATEMENTS IN SUCH SECTION NOT MISLEADING, (B) ANY INACCURACY IN ANY OF THE REPRESENTATIONS AND WARRANTIES OF GEOGRAPHIX OR THE SELLING SHAREHOLDERS IN THIS AGREEMENT OR IN ANY CERTIFICATE DELIVERED BY GEOGRAPHIX OR THE SELLING SHAREHOLDERS PURSUANT TO THIS AGREEMENT, OR ANY ACTIONS, OMISSIONS OR STATE OF FACTS INCONSISTENT WITH ANY SUCH REPRESENTATION OR WARRANTY OR (C) ANY FAILURE BY GEOGRAPHIX OR THE SELLING SHAREHOLDERS TO PERFORM OR COMPLY WITH ANY COVENANT OR AGREEMENT IN THIS AGREEMENT.

         8.5 INDEMNIFICATION BY LANDMARK. LANDMARK SHALL, WITHOUT LIMITATION AS TO TIME, INDEMNIFY AND HOLD THE SELLING SHAREHOLDERS HARMLESS, TO THE FULL EXTENT PERMITTED BY LAW, AND SHALL REIMBURSE THE SELLING SHAREHOLDERS FOR, ANY DAMAGES ARISING FROM OR IN CONNECTION WITH (A) ANY INACCURACY IN ANY OF THE REPRESENTATIONS AND WARRANTIES OF LANDMARK IN THIS AGREEMENT OR IN ANY CERTIFICATE DELIVERED BY LANDMARK PURSUANT TO THIS AGREEMENT, OR ANY ACTIONS, OMISSIONS OR STATE OF FACTS INCONSISTENT WITH ANY SUCH REPRESENTATION OR WARRANTY OR (B) ANY FAILURE BY LANDMARK TO PERFORM OR COMPLY WITH ANY AGREEMENT IN THIS AGREEMENT.

         8.6     Limitations as to Amount.

                 (a) The Selling Shareholders shall have no liability (for indemnification or otherwise) with respect to the matters described in
         Section 8.4 until the total of all Damages with respect thereto exceeds $500,000. No Selling Shareholder shall have any liability or obligation hereunder (for indemnification or otherwise) with respect to any Damages in excess of the product of (i) the number of Shares received by such Selling Shareholder at the Closing and (ii) the Average Closing Price. However, this Section shall not apply to any intentional misrepresentation or breach of warranty or any intentional failure to perform or comply with any agreement and the Selling Shareholders who shall so intentionally act shall be liable for all Damages with respect thereto.

                 (b) Landmark shall have no liability (for indemnification or otherwise) with respect to the matters described in Section 8.5 until the total of all Damages with respect thereto exceeds $500,000. Landmark shall have no liability or obligation hereunder (for indemnification or otherwise) with respect to any Damages in excess of the product of (i) the number of Shares issued to the Selling Shareholders and (ii) the Average Closing Price. However, this Section shall not apply to any intentional misrepresentation or breach of warranty by Landmark or any intentional failure to perform or comply with any agreement and Landmark shall be liable for all Damages with respect thereto.

                 (c) No party to this Agreement will have any obligation to indemnify any other party to this Agreement with respect to claims asserted by a third party insofar as the request for indemnification relates to (i) expenses incurred after a bona fide offer of final and complete settlement (the "Original Settlement Offer") is tendered to the indemnified party or (ii) the amount by which any subsequent judgement or settlement exceeds the amount of the Original Settlement Offer, if the indemnified party rejects the Original Settlement Offer and the amount subsequently required to finally settle the third party claim or satisfy any resulting judgement exceeds the amount of the Original Settlement Offer.

         8.7 Procedure for Indemnification. Promptly after receipt by an indemnified party under Section 8.4 or 8.5 of notice of the commencement of any claim, demand, action, suit, investigation or proceeding of any nature (a "Claim") against it, such indemnified party shall, if a demand in respect thereof is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement thereof, but the failure so to notify the indemnifying party shall not relieve it of any liability that it may have to any indemnified party except to the extent the indemnifying party demonstrates that the defense of such action is prejudiced thereby. In case any such Claim shall be brought against an indemnified party and it shall give notice to the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it desires (unless the indemnifying party is also a party to such Claim and the indemnified party determines in good faith that joint representations would be inappropriate), to assume the defense thereof with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party under such Section for any fees of other counsel subsequently incurred by such indemnified party in connection with the defense of such Claim or for any other expenses subsequently incurred by such indemnified party in connection with the defense of such Claim. If notice is given to an indemnifying party of the commencement of any Claim and it does not, within ten days after the indemnified party's notice is given, give notice to the indemnified party of its election to assume the defense thereof, the indemnifying party shall be bound by any determination made in good faith in such action or any compromise or settlement thereof effected in good faith by the indemnified party. Landmark may not seek indemnity hereunder for any amounts paid in connection with the defense or settlement of any Claim unless incurred in good faith. Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a Claim may adversely affect it or its affiliates other than as a result of monetary damages, such indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise or settle such Claim, but the indemnifying party shall not be bound by any determination of a Claim so defended or any compromise or settlement thereof effected without its consent (which shall not be unreasonably withheld). The indemnified party shall not settle any claim for which it is seeking indemnification without the consent of the indemnifying party (which consent will not be unreasonably withheld).


                                   ARTICLE 9

                               GENERAL PROVISIONS

         9.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, sent by telex, telecopy, facsimile or overnight courier, or mailed by registered or certified mail (postage prepaid and return receipt requested), to the party to whom the same is so delivered, sent or mailed at the following addresses (or at such other address for a party as shall be specified by like notice):

                 (a)    if to Landmark:

                        Landmark Graphics Corporation
                        15150 Memorial Drive
                        Houston, Texas  77079
                        Attention:    Robert P. Peebler, Chief Executive Officer
                        Telecopy:     (713) 560-1410

                        with a copy to:

                        Landmark Graphics Corporation
                        15150 Memorial Drive
                        Houston, Texas  77079
                        Attention:    Patti Massaro, Esq.
                        Telecopy:     (713) 560-1383
                        and

                        Winstead Sechrest & Minick P.C.
                        5400 Renaissance Tower
                        1201 Elm Street
                        Dallas, Texas  75270
                        Attention:    Robert E. Crawford, Jr., Esq.
                        Telecopy:     (214) 745-5390

                 (b)    if to GeoGraphix:

                        GeoGraphix, Inc.
                        1860 Blake Street, Suite 900
                        Denver, Colorado  80202
                        Attention:  David Armitage, Chief Executive Officer
                        Telecopy:  (303) 292-1143

                        with a copy to:

                        Rothgerber, Appel, Powers and Johnson
                        One Tabor Center
                        1200 17th Street, Suite 3000
                        Denver, Colorado   80401
                        Attn:  Peter Edwards
                        Telecopy:  (303) 623-9222


                 (c) if to the Selling Shareholders, at the address listed for each Selling Shareholder on the signature pages attached hereto.

Notices delivered personally or by telex, telecopy or facsimile shall be deemed delivered as of actual receipt, mailed notices shall be deemed delivered three days after mailing and overnight courier notices shall be deemed delivered one day after the date of sending.

         9.2 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References to Sections and Articles refer to sections and articles of this Agreement unless otherwise stated.

         9.3 Severability. If any term, provision, covenant or Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants, and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated and the parties shall negotiate in good faith to modify the Agreement to preserve each party's anticipated benefits under the Agreement.

         9.4 Miscellaneous. This Agreement (together with all other documents and instruments referred to herein): (a) except for any confidentiality agreements executed in connection with the transactions contemplated hereby constitutes the entire agreement and supersedes all other prior agreements and undertakings, both written and oral, among the parties with respect to the subject matter hereof; (b) except as expressly set forth herein, is not intended to confer upon any other person any rights or remedies hereunder and (c) shall not be assigned by operation of law or otherwise, except that Landmark may assign all or any portion of its rights under this Agreement to any wholly-owned subsidiary but no such assignment shall relieve Landmark of its obligations hereunder, and except that this Agreement may be assigned by operation of law to any corporation with or into which Landmark may be merged.

         9.5 Material Adverse Breach. Breaches of representations, warranties and covenants by either party hereto which (a) individually results in damages to the other party in excess of $500,000 or (b) in the aggregate result in damages to the other party in excess of $500,000, shall constitute, for purposes of this Agreement, a "Material Adverse Breach."

         9.6 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE INTERNAL LAWS OF THE STATE OF TEXAS, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICT OF LAWS THEREOF, AND WILL, TO THE MAXIMUM EXTENT PRACTICABLE, BE DEEMED TO CALL FOR PERFORMANCE IN HARRIS COUNTY, TEXAS. COURTS WITHIN THE STATE OF TEXAS WILL HAVE JURISDICTION OVER ANY AND ALL DISPUTES BETWEEN THE PARTIES HERETO, WHETHER
IN LAW OR EQUITY, ARISING OUT OF OR RELATING TO THIS AGREEMENT.   THE PARTIES
CONSENT TO AND AGREE TO SUBMIT TO THE JURISDICTION OF SUCH COURTS. VENUE IN ANY SUCH DISPUTE WHETHER IN FEDERAL OR STATE COURT WILL BE LAID IN HARRIS COUNTY, TEXAS.

         9.7 Counterparts. This Agreement may be executed in two or more counterparts which together shall constitute a single agreement.

         9.8 Certain Terms. For purposes of this Agreement, the term "knowledge" when used with respect to a corporation shall be deemed to refer to the knowledge of the officers and directors of the corporation.

                            STOCK PURCHASE AGREEMENT

                                 Signature Page


         IN WITNESS WHEREOF, Landmark, the Selling Shareholders and GeoGraphix have executed or caused this Agreement to be executed on the date first written above.


                                     LANDMARK GRAPHICS CORPORATION



                                     By:        /s/ William H. Seippel
                                         Its:   VP, Finance & CFO


                                     GEOGRAPHIX, INC.



                                     By: /s/ David L. Armitage
                                         Its:   President


SPOUSE:                              SELLING SHAREHOLDERS:


/s/ Gina G. Armitage                 /s/ David L. Armitage
Gina G. Armitage                     David L. Armitage

                                     Address:         1860 Blake Street, #900




/s/ David L. Armitage                /s/ Gina G. Armitage
David L. Armitage                    Gina G. Armitage

                                     Address:         5635 Meadow Lake Lane
                                                      Houston, Texas  77056

                               Minnowburn Corporation


                               By:      For Arawak Trust Company Limited
                                        Name:   /s/ Ethlyn George
                                        Title:  Director

                               Address:    Arawak Chambers, P. O. Box 173
                                           Road Town, Tortola
                                           British Virgin Islands
SPOUSE:


                               /s/ Meredith R. Armitage
- --------------------------     Meredith R. Armitage

                               Address:    115 Ridge Road
                                           Rumson, New Jersey  07760


SPOUSE:


/s/ Barbara V. Robbins         /s/ Galen P. Robbins
                               Galen P. Robbins

                               Address:
                                       -----------------------------------------

                               -------------------------------------------------

                               -------------------------------------------------


                               The Estate of Peter B. Seaman


                               By:      /s/ Nancy Seaman
                                        Name:   Nancy Seaman
                                        Title:  Executrix

                               Address:    256 Round Hill Road
                                           Greenwich, California  06831

SPOUSE:


/s/ Linda K. Whitaker                   /s/ William B. Whitaker II
                                        William B. Whitaker II

                                        Address:   2338 S. Hearth Dr., #21
                                                   Evergreen, Colorado  80439


SPOUSE:


/s/ Arthur L. Armitage                  /s/ Catherine S. Armitage
                                        Catherine S. Armitage

                                        Address:   434 Knight Road
                                                   Clinton Corners, NY  12514



                                        Antrim Resources, Inc.


                                        By:   /s/ Alex M. Cranberg
                                              Name:    Alex M. Cranberg
                                              Title:   President

                                        Address:   535 16th Street, #820
                                                   Denver, Colorado  80202

SPOUSE:


/s/ Carol McDermott                     /s/ Dirk W. McDermott
                                        Dirk McDermott

                                        Address:   2212 Birch
                                                   Denver, Colorado  80207





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/s/ Karla K. McKinley                   /s/ Marc C. McKinley
                                        Marc C. McKinley

                                        Address:    400 N. St. Paul, #400
                                                    Dallas, Texas  75201










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